UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

BLOCKBUSTER INC.

(Name of registrant as specified in its charter)

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On June 24, 2010, Blockbuster Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Gregory S. Meyer, a stockholder of the Company who had nominated himself and was soliciting proxies with respect to his election to the Company’s Board of Directors (the “Board”) at the Company’s 2010 annual meeting of stockholders. Pursuant to the Settlement Agreement, among other things, (i) the Company agreed to increase the size of the Board from seven to eight members and appoint Mr. Meyer to fill the vacancy resulting therefrom, (ii) Mr. Meyer agreed to terminate his solicitation of proxies with respect to the 2010 annual meeting, (iii) Mr. Meyer agreed to be subject to certain standstill restrictions, transfer limitations and voting agreements relating to his shares of Company common stock, and (iv) Mr. Meyer agreed to be responsible for all fees and expenses incurred in connection with his solicitation of proxies. For additional information regarding the settlement with Mr. Meyer, please see the Company’s Current Report on Form 8-K filed on June 28, 2010. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on June 28, 2010.